Exhibit 99.1

CNH Industrial ceases sale of construction equipment in China

London, December 1, 2022

CNH Industrial announces that effective December 31, 2022, it will cease all Construction Equipment sales activities in China. In the course of 2021, sales of Construction Equipment in China totaled approximately $88 million, and CNH Industrial does not expect to incur significant charges in connection with the cessation of its construction equipment sales activities in China.

This decision is part of the Company’s ongoing turnaround plan for its global Construction business.

The Company remains fully committed to its customers and dealers in China and will continue to support the existing fleet of CASE Construction machines.

All other existing CNH Industrial activities in the country will not be affected by this decision and will continue without any change.

CNH Industrial (NYSE: CNHI / MI: CNHI) is a world-class equipment and services company. Driven by its purpose of Breaking New Ground, which centers on Innovation, Sustainability and Productivity, the Company provides the strategic direction, R&D capabilities, and investments that enable the success of its global and regional Brands. Globally, Case IH and New Holland Agriculture supply 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment deliver a full lineup of construction products that make the industry more productive. The Company’s regionally focused Brands include: STEYR, for agricultural tractors; Raven, a leader in digital agriculture, precision technology and the development of autonomous systems; Flexi-Coil, specializing in tillage and seeding systems; Miller, manufacturing application equipment; Kongskilde, providing tillage, seeding and hay & forage implements; and Eurocomach, producing a wide range of mini and midi excavators for the construction sector, including electric solutions.

Across a history spanning over two centuries, CNH Industrial has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH Industrial’s 37,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnhindustrial.com

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